Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Transcontinental Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. Reports First Quarter 2019 Results

DALLAS (May 15, 2019) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2019.

In November 2018 the Company created a new subsidiary Victory Abode Apartments, LLC (“VAA”) and contributed 52 multi-family projects that it owned and operated to VAA. TCI subsequently sold a 50% interest to a third party and recorded a $154 million gain. Beginning November 19, 2018, TCI began reflecting its ownership of VAA on the Balance Sheet as an investment and its share of the Revenues, Operating Expenses, Depreciation, Amortization and Interest as “Earning from VAA”. The Statement of Operations for the three months ended March 31, 2018 and the information thereon reflect the operations for the properties contributed to VAA on a consolidated basis.

The Company believes that the completion of the joint venture creating Victory Abode Apartments has positioned the company with a dynamic platform to continue its expansion in the multifamily sector. The ongoing plan is to continue to develop and acquire apartments in the geographic markets where demand exceeds supply.

For the three months ended March 31, 2019, we reported a net loss applicable to common shares of $5.6 million or ($0.64) per diluted loss per share compared to a net loss applicable to common shares of $0.5 million or ($0.05) per diluted loss per share for the same period ended 2018.

Revenues

Rental and other property revenues were $11.9 million for the three months ended March 31, 2019, compared to $31.1 million for the same period in 2018. The $19.2 million decrease is primarily due to a decrease in the amount of multifamily residential apartment buildings currently in our portfolio of nine as compared to 53 multifamily residential apartment buildings for the same period a year ago as a result of the deconsolidation of 49 residential apartment properties that were sold into the VAA Joint Venture during the fourth quarter of 2018. As the assets are now treated as unconsolidated investments, our share of rental revenues is part of income from unconsolidated investments in the current period and are no longer treated as rental income.

Expense

Property operating expenses decreased by $8.5 million to $6.0 million for the three months ended March 31, 2019 as compared to $14.5 million for the same period in 2018. The decrease in property operating expenses is primarily due to the deconsolidation of 49 residential apartment properties that were sold into the VAA Joint Venture during the fourth quarter of 2018 which resulted in a decrease in salary and related payroll expenses of $1.7 million, real estate taxes of approximately $3.0 million and general property operating and maintenance expenses of $3.8 million.

Depreciation and amortization decreased by $3.3 million to $3.1 million during the three months ended March 31, 2019 as compared to $6.4 million for the three months ended March 31, 2018. This decrease is primarily due to the deconsolidation of the residential apartments in connection with our previous sale and contribution of our interests to the VAA Joint Venture.

General and administrative expense was $2.3 million for the three months ended March 31, 2019, compared to $2.2 million for the same period in 2018. The increase of $0.1 million in general and administrative expenses is the result of increases in advisory and management fees of approximately $0.4 million and professional and finance fees of $0.3 million offset by a decrease in accounting, tax and other general administrative fees of $0.6 million.

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Other income (expense)

Interest income was $4.6 million for the three months ended March 31, 2019, compared to $3.9 million for the same period in 2018. The increase of $0.7 million was due to an increase of $1.3 million in interest on receivable owed from our Advisors, offset by a decrease of $0.8 in interest on notes receivable from other related parties.

Other income was $3.9 million for the three months ended March 31, 2019, compared to $1.8 million for the same period in 2018. The increase is primarily the result of a $3.6 million gain recognized for deferred income associated with the sale of land during the quarter just ended held by IOR to third parties.

Mortgage and loan interest expense was $7.9 million for the three months ended March 31, 2019 as compared to $14.1 million for the same period in 2018. The decrease of $6.2 million is due to the deconsolidation of residential apartment properties into the VAA Joint Venture which were encumbered by mortgage debt.

Foreign currency transaction was a loss of $5.8 million for the three months ended March 31, 2019 as compared to a gain of $1.8 million for the same period in 2018. During the first quarter just ended, we paid $10.4 million in principal and $5.8 million in interests payments to our bonds denominated in Israel Shekels.

Loss from unconsolidated investments was $1.1 million for the three months ended March 31, 2019 as compared to earnings of $11 thousand for the three months ended March 31, 2018. The loss from unconsolidated investments during the first quarter just ended was driven primarily from our share in the losses reported by the VAA Joint Venture.

Gain on land sales was $2.2 for the three months ended March 31, 2019, compared to $1.3 million for the same period in 2018. In the current period we sold approximately 22.3 acres of land for a sales price of $8.7 million which resulted in a gain of $2.2 million. For the same period in 2018, we sold 112.2 acres of land for a sales price of $7.2 million and recorded a total gain of $1.3 million.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including apartments, office buildings, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company’s website at www.transconrealty-invest.com.

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AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended
	March 31,
	2019	2018

Revenues:
Rental and other property revenues (including $113 and $208 for the three months ended 2019 and 2018, respectively, from related parties)	$11,929	$31,083

Expenses:
Property operating expenses (including $257 and $227 for the three months ended 2019 and 2018, respectively, from related parties)	5,997	14,424
Depreciation and amortization	3,109	6,391
General and administrative (including $1,597 and $1,140 for the three months ended 2019 and 2018, respectively, from related parties)	2,605	2,341
Net income fee to related party	100	53
Advisory fee to related party	1,853	2,956
Total operating expenses	13,664	26,165
Net operating (loss) income	(1,735)	4,918
Other income (expenses):
Interest income (including $5,881 and $4,426 for the three months ended 2019 and 2018, respectively, from related parties)	6,153	5,109
Other income	3,667	1,901
Mortgage and loan interest (including $2,307 and $1,799 for the three months ended 2019 and 2018, respectively, from related parties)	(9,968)	(15,724)
Foreign currency transaction (loss) gain	(5,818)	1,756
Equity loss from VAA	(1,055)	—
Earnings from unconsolidated subsidiaries and investees	58	320
Total other expenses	(6,963)	(6,638)
Loss before gain on land sales, non-controlling interest, and taxes	(8,698)	(1,720)
Gain on land sales	2,216	1,335
Net loss from continuing operations before taxes	(6,482)	(385)
Net loss from continuing operations	(6,482)	(385)
Net loss	(6,482)	(385)
Net loss (income) attributable to non-controlling interest	335	(275)
Net loss attributable to American Realty Investors, Inc.	(6,147)	(660)
Preferred dividend requirement	—	(225)
Net loss applicable to common shares	$(6,147)	$(885)
Earnings per share - basic
Net loss from continuing operations	$(0.38)	$(0.06)

Earnings per share - diluted
Net loss from continuing operations	$(0.38)	$(0.06)

Weighted average common shares used in computing earnings per share	15,997,076	15,938,077
Weighted average common shares used in computing diluted earnings per share	15,997,076	15,938,077

Amounts attributable to American Realty Investors, Inc.
Net loss from continuing operations	$(6,147)	$(660)
Net loss applicable to American Realty Investors, Inc.	$(6,147)	$(660)

The accompanying notes are an integral part of these consolidated financial statements.

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AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
	2019	2018
	(unaudited)	(audited)
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$449,007	$455,993
Real estate subject to sales contracts at cost	3,488	3,149
Real estate held for sale at cost, net of depreciation	14,737	—
Less accumulated depreciation	(80,755)	(78,099)
Total real estate	386,477	381,043
Notes and interest receivable (including $102,031 in 2019 and $105,803 in 2018 from related parties)	138,731	140,327
Less allowance for estimated losses (including $14,269 in 2019 and 2018 from related parties)	(14,269)	(14,269)
Total notes and interest receivable	124,462	126,058
Cash and cash equivalents	28,163	36,428
Restricted cash	52,964	70,187
Investment in VAA	67,229	68,399
Investment in other unconsolidated investees	7,660	7,602
Receivable from related party	78,348	70,377
Other assets	69,510	66,055
Total assets	$814,813	$826,149
Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$293,473	$286,968
Bond and interest payable	151,465	158,574
Deferred revenue (including $30,359 in 2019 and $33,904 in 2018 to related parties)	30,359	33,904
Accounts payable and other liabilities (including $10,212 in 2019 and $9,984 in 2018 to related parties)	24,938	25,576
Total liabilities	500,235	505,022
Shareholders’ equity:
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued 1,800,614 and outstanding 614 in 2019 and 2018 (liquidation preference $10 per share), including 1,800,000 shares held by ARL and its subsidiaries in 2019 and 2018.	5	5
Common stock, $0.01 par value, 100,000,000 shares authorized; 16,412,861 shares issued and 15,997,076 outstanding as of 2019 and 2018 , including 140,000 shares held by TCI (consolidated) in 2019 and 2018.	164	164
Treasury stock at cost; 415,785 shares in 2019 and 2018, and 140,000 shares held by TCI (consolidated) as of 2019 and 2018.	(6,395)	(6,395)
Paid-in capital	84,818	84,885
Retained earnings	173,519	179,666
Total American Realty Investors, Inc. shareholders' equity	252,111	258,325
Non-controlling interest	62,467	62,802
Total shareholders' equity	314,578	321,127
Total liabilities and shareholders' equity	$814,813	$826,149
The accompanying notes are an integral part of these consolidated financial statements.